EX 99.28(e)(1)(ii)

Amendment to
Amended and Restated Distribution Agreement between
JNL Investors Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD initially entered into a Distribution Agreement on December 1, 2000, along with several Amended and Restated Agreements thereafter (collectively, “Agreement”), whereby the Trust appointed JNLD as distributor (“Distributor”) of the Shares of the separate funds (the “Funds”).

Whereas, the parties have agreed to amend the following sections of the Agreement:

The fourth “Whereas” clause of the Agreement (in order to add a Schedule A thereto); and

Section 14. “Effective Date and Termination of this Agreement”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

The fourth “Whereas” clause of the Agreement shall be deleted in its entirety, and replaced with the following:

Whereas, in furtherance of the purposes of Distribution Plan , the Trust wishes to enter into a distribution agreement with JNLD with respect to the Funds listed on Schedule A (attached hereto), which may from time to time be amended; and

Delete Section 14. “Effective Date and Termination of this Agreement” in its entirety, and replace it with the following:

14.           Effective Date and Termination of this Agreement.   This Agreement will become effective as to the Trust upon execution or, if later, the date that initial capital for the Trust is first provided to it and, unless sooner terminated as provided herein, will continue in full force and effect for two years from the date of its execution. With regard to any Funds added to the Trust by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, if not terminated as to a Fund, this Agreement will continue as to each Fund from year to year through June 30th of each successive year, provided that such continuation is specifically approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal.  Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.  However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Trustees will not require approval of an amendment to this Agreement by the Board of Trustees.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed as of July 1, 2013, effective as of May 30, 2013.

Attest:		JNL Investors Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
		Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Paige McLaughlin	By:	/s/ James L. Livingston
		Name:	James L. Livingston, Jr.
		Title:	EVP, Operations

Schedule A
Dated May 30, 2013
Class A 12b-1 Fee Table 11

Class A Shares Fund	Maximum 12b-1 Distribution and Service Fee
JNL/PPM America Total Return Fund	0.20%

1 The expenses for Class A Shares Funds are calculated as a percentage of the average daily net assets.